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                                                                       EXHIBIT 8

           [Letterhead of Kennedy Covington Lobdell & Hickman, L.L.P.]





                                January 8, 1998


Sagebrush, Inc.
3238 West Main Street
Claremont, North Carolina 28610

WSMP, Inc.
1 WSMP Drive
Claremont, North Carolina 28610

Gentlemen:

         We have acted as counsel to Sagebrush, Inc., a North Carolina corporation ("Sagebrush"), in connection with the planned merger (the "Merger") of WSMP Acquisition Corp., a North Carolina corporation ("Merger Sub"), with and into Sagebrush pursuant to an Agreement and Plan of Merger dated as of November 14, 1997 (the "Agreement") among Sagebrush, Merger Sub and Merger Sub's sole shareholder WSMP, Inc., a North Carolina corporation ("WSMP"). Capitalized terms not otherwise defined herein shall have the same meaning ascribed thereto in the Agreement.

         In the Merger, each outstanding share of Sagebrush Common Stock is to be converted into a predetermined number of shares of WSMP Common Stock, plus cash in lieu of fractional shares. Sagebrush Shareholders are entitled to dissenters' rights with respect to the Merger. Each outstanding share of Merger Sub stock will be converted into one share of Sagebrush Common Stock in the Merger. Sagebrush Common Stock is the only class of Sagebrush stock outstanding.

         You have requested our opinion concerning certain Federal income tax consequences relating to the Merger. For purposes of rendering this opinion, we have reviewed and relied upon (a) the Agreement (including all exhibits and schedules thereto and all representations, warranties, covenants and agreements made therein), (b) the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 to be filed by WSMP with the Securities and Exchange Commission (the "Registration Statement"), (c) the Rights Agreement dated as of September 2, 1997 between WSMP and American Stock Transfer & Trust Company, as amended as of the date of the Agreement (the "Rights Agreement"),
(d) a tax certificate (the "Tax Certificate") in which


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WSMP, Inc.
January 8, 1998
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officers of Sagebrush make certain representations on behalf of Sagebrush regarding the Merger, and (e) such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion.

         With your permission, we have assumed, for purposes of rendering this opinion, that (i) the statements, representations and warranties contained in the aforementioned documents, records and instruments are true, accurate and complete, and will continue to be so through the Effective Time; (ii) the Merger will be effected in accordance with the Agreement and as described in the Joint Proxy Statement/Prospectus (including all covenants and conditions to the obligations of the parties being satisfied without amendment or waiver thereof);
(iii) no actions that are inconsistent with such statements, representations, warranties and covenants will be taken; (iv) all Sagebrush Shareholders hold their shares of Sagebrush Common Stock as capital assets; and (v) as of the time the Merger is effected, the likelihood that the preferred stock purchase rights issued in the Merger pursuant to Section 2.5(b) of the Agreement will be exercised is both remote and uncertain.

         Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service by WSMP, Merger Sub or Sagebrush as to the Federal income tax consequences of any aspect of the Merger.

         In rendering our opinion, we have considered the applicable provisions of the Code, the Treasury Regulations thereunder, judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have deemed relevant.

         Based upon, and subject to, the foregoing as well as the limitations set forth below, it is our opinion, under presently applicable Federal income tax law, that:

                  (1) The Merger of Merger Sub with and into Sagebrush will be a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code by reason of application of Section 368(a)(2)(E) of the Code.

                  (2) No gain or loss for Federal income tax purposes will be recognized by WSMP, Merger Sub or Sagebrush in the transactions constituting the Merger.

                  (3) Sagebrush Shareholders will recognize no gain or loss for Federal income tax purposes on the exchange of their shares of Sagebrush Common Stock in the Merger for shares of WSMP Common Stock to the extent of such exchange.

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                  (4) The aggregate Federal income tax basis of the WSMP Common
         Stock for which shares of Sagebrush Common Stock are exchanged in the Merger will be the same as the aggregate Federal income tax basis of such shares of Sagebrush Common Stock exchanged therefor (less any proportionate part of such basis allocable to any fractional interest in any share of WSMP Common Stock).

                  (5) The holding period of the shares of WSMP Common Stock for which shares of Sagebrush Common Stock are exchanged in the Merger will include the period that such shares of Sagebrush Common Stock were held by the holder.

                  (6) A Sagebrush Shareholder who receives cash in lieu of a fractional share interest in WSMP Common Stock in the Merger will be treated for Federal income tax purposes as if the fractional share of WSMP Common Stock had been received and then redeemed for cash and will recognize a capital gain or loss in an amount equal to the difference between the cash received on the proportionate part of the aggregate Federal income tax basis of such Sagebrush Shareholder's Sagebrush Common Stock allocable to such fractional share interest, unless such payment, under each such shareholder's particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of
         Section 302 of the Code.

                  (7) A Sagebrush Shareholder who exercises the right to dissent in connection with the Merger and receives only money in exchange for such shareholder's Sagebrush Common Stock will be treated as having received such money as a distribution in redemption of such shareholder's Sagebrush Common Stock and will recognize a capital gain or loss equal to the difference between the amount of money received and the adjusted basis of such shareholder's Sagebrush Common Stock, unless such payment, under each such shareholder's particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of
         Section 302 of the Code.

                  (8) Capital gains or capital losses, as the case may be, recognized by a Sagebrush Shareholder upon the sale or exchange of Sagebrush Common Stock (or with respect to fractional shares, the fractional interest in WSMP Common Stock deemed sold or exchanged) in connection with the Merger will be long-term capital gains or losses if such Sagebrush Shareholder has held, or is deemed to have held, for more than one year the stock sold or exchanged (or deemed to have been sold or exchanged) in the Merger. Individuals, however, will be eligible to have any such long-term capital gains subject to a maximum 20% Federal long-term capital gains income tax


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January 8, 1998
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         rate (rather than a maximum 28% Federal long-term capital gains income tax rate) only if they have held, or are deemed to have held, the stock sold or exchanged for more than eighteen months.

                  (9) If the Merger were not to constitute a reorganization under Section 368(a)(1) of the Code, each Sagebrush Shareholder would recognize a capital gain or loss equal to the difference between (i) the fair market value of the WSMP Common Stock, money and other property received and (ii) the aggregate Federal income tax basis of such shareholder's shares of Sagebrush Common Stock.

         No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state or local tax law, nor is any opinion expressed as to the Federal income tax consequences to those shareholders subject to special treatment under the Federal income tax laws (for example, insurance companies, tax-exempt organizations, financial institutions or broker-dealers or persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts). Further, our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied.

         Our opinion is based on Federal income tax law and administrative practice in effect as of the Effective Time. The references to Code sections and other authority above are not intended to be complete citations of all relevant authority. Changes to the Code, regulations or rulings thereunder, or changes by the courts in the interpretation of the authorities relied upon, may be applied retroactively and may affect the opinion expressed herein. We do not undertake to advise you as to any changes after the Effective Time of any Federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so.

         The tax consequences described above may not be applicable to a Sagebrush Shareholder who acquired Sagebrush Common Stock pursuant to the exercise of an employee stock option or as remuneration for services rendered.

         Subject to the foregoing, we hereby consent to (a) the filing of this opinion as an exhibit to the Registration Statement and (b) to the references to this Firm under the headings "SUMMARY - Certain Federal Income Tax Consequences" and "THE MERGER - Certain Federal Income Tax Consequences". In giving this consent, however, we do not admit that we are "experts" within the meaning of
Section 11 of the Securities Act of 1933, as amended, or are within the category of persons whose consent is required by Section 7 of said Act.

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January 8, 1998
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         This opinion has been delivered to you for the purpose of being included as an exhibit to the Registration Statement and is intended solely for your benefit. It may not be relied upon for any other purpose or by any other person or entity.

                                Sincerely,

                                /s/ Kennedy Covington Lobdell & Hickman, L.L.P.

                                KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.